Exhibit 99.1

BJ’s Restaurants, Inc. Reports Financial Results for the First Quarter of Fiscal 2009

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--April 23, 2009--BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for the first quarter of fiscal 2009 that ended on Tuesday, March 31, 2009.

Total revenues increased approximately 18% to $102.4 million compared to $86.8 million for the same quarter last year. Comparable restaurant sales decreased by only 0.1% during the first quarter of fiscal 2009 compared to flat comparable restaurant sales for the same quarter last year. Net income and diluted net income per share for the first quarter of fiscal 2009 increased approximately 20% to $3.8 million and 17% to $0.14, respectively, compared to the first quarter of last year.

“Our leadership team was pleased with our overall performance for the first quarter of 2009,” commented Jerry Deitchle, Chairman and Chief Executive Officer. “Despite the continuing economic recession and its related pressure on consumer discretionary spending, our comparable restaurant sales were essentially flat during the quarter compared to an estimated decrease of 4.2% in comparable casual dining restaurant sales reported by the Knapp-Track™ survey for the first quarter. We believe that our solid comparable sales performance is a strong testament to the broad approachability of the BJ’s concept to all consumer demographics, coupled with our unwavering focus to deliver a higher quality dining experience at a price point that remains the same or lower than most of our ‘mass market’ casual dining competitors. In addition to our favorable comparable sales performance, we believe that our restaurant operators and support team did an effective job of managing controllable costs and expenses during the quarter. While we currently believe that the tough economy will continue to keep pressure on overall casual dining customer traffic for at least the rest of 2009, BJ’s will continue to work hard to outperform its peers and steadily capture additional market share in the estimated $80 billion casual dining segment.”

The Company successfully opened two new restaurants during the first quarter of 2009 (in Gainesville, Florida, and Henderson, Nevada). “We are very pleased with initial sales volumes for our first two new restaurants of 2009,” said Deitchle. “Our restaurant in Gainesville set a new sales record for a non-California BJ’s restaurant by achieving over $150,000 of opening week sales, a record they subsequently broke the following week. Additionally, sales for our new Henderson, Nevada, restaurant (in the Las Vegas market) continue to track well in excess of $100,000 per week.” The Company currently remains on track to open as many 9 to 11 new restaurants during 2009 and thereby achieve a targeted increase of 15% to 16% in total restaurant operating weeks for the year. The Company currently expects to open no new restaurants during the second quarter; as many as four to five new restaurants during the third quarter; and as many as three to four new restaurants during the fourth quarter. The actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its first quarter earnings release today, April 23, 2009, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the “Investors” page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 84 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (44), Texas (13), Arizona (5), Colorado (3), Oregon (2), Nevada (3), Florida (5), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). The Company also has a licensing interest in a BJ's restaurant in Lahaina, Maui. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 44 of our current 84 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and servicemark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

Further information concerning the Company’s results of operations for first quarter 2009 will be provided in the Company’s Form 10-Q filing, to be filed with the Securities and Exchange Commission by May 11, 2009.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	For the Thirteen Weeks Ended
	March 31, 2009		April 1, 2008
Statement of Income Data:

Revenues	$102,425	100.0%	$86,822	100.0%

Costs and expenses:
Cost of sales	25,441	24.8	21,897	25.2
Labor and benefits	36,295	35.4	30,671	35.3
Operating and occupancy expenses	21,715	21.2	17,746	20.4
General and administrative expenses	7,135	7.0	7,396	8.5
Depreciation and amortization	5,710	5.6	4,268	4.9
Restaurant opening expense	984	1.0	1,127	1.3
Loss on disposal of assets	-	-	52	-
Total cost and expenses	97,280	95.0	83,157	95.6
Income from operations	5,145	5.0	3,665	4.4

Other income:
Interest income, net	76	0.1	651	0.7
Other income, net	149	0.1	140	0.1
Total other income	225	0.2	791	0.8
Income before income tax expense	5,370	5.2	4,456	5.2

Income tax expense	1,611	1.6	1,336	1.5

Net income	$3,759	3.6%	$3,120	3.7%

Net income per share:
Basic	$0.14		$0.12

Diluted	$0.14		$0.12

Weighted average number of shares outstanding:
Basic	26,732		26,359

Diluted	26,904		26,736

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Balance Sheet Data (end of period):	March 31, 2009 (unaudited)	December 30, 2008 (audited)

Cash and cash equivalents	$6,299	$8,852

Investments (1)	$29,497	$30,617

Total assets	$331,277	$335,209

Total long-term debt, including current portion	$8,000	$9,500

Shareholders’ equity	$236,476	$232,277

(1) Investments are comprised of auction rate securities classified as available for sale and recorded at their fair value as of March 31, 2009 and December 30, 2008.

Supplemental Information
(Dollars in thousands)

	For the Thirteen Weeks Ended
	March 31, 2009		April 1, 2008
Stock based compensation (2)
Labor and benefits	$273	0.3%	$208	0.2%
General and administrative	606	0.6	608	0.7
Total stock based compensation	$879	0.9%	$816	0.9%

Unaudited Operating Data (3)
Comparable restaurant sales % change	-0.1%		0.0%
Restaurants opened during period	2		2
Restaurants open at period-end	84		69
Restaurant operating weeks	1,071		894

(2) Percentages represent percent of total revenues.

(3) Excludes the one licensed restaurant.

CONTACT:
BJ’s Restaurants, Inc.
Greg Levin, 714-500-2400